Filed pursuant to
                                                  Rule 424(b)(3)
                                                  Commission File No. 333-109053


               PROSPECTUS SUPPLEMENT NO. 2 DATED DECEMBER 31, 2003
                      (TO PROSPECTUS DATED OCTOBER 3, 2003)

                           ARTESYN TECHNOLOGIES, INC.

         5.50% Convertible Senior Subordinated Notes due August 15, 2010 and the Shares of Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement supplements the prospectus dated October 3, 2003, as supplemented by a prospectus supplement dated December 8, 2003 (the "Prospectus"), of Artesyn Technologies, Inc. ("Artesyn") relating to the resales by certain securityholders of Artesyn of up to $90,000,000 of Artesyn's 5.50% convertible senior subordinated notes due August 15, 2010. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the Prospectus is amended by adding the information below with respect to securityholders not previously listed in the Prospectus, and by superceding the information with respect to securityholders previously listed in the Prospectus that are listed below:

                             SELLING SECURITYHOLDERS

                                                                                     PERCENTAGE
                                                                                      OF COMMON
                                                        NUMBER OF                     STOCK TO
                                                        SHARES OF                        BE
                           PRINCIPAL                     COMMON        NUMBER OF     BENEFICIALLY
                           AMOUNT OF                      STOCK        SHARES OF       OWNED
                             NOTES                     BENEFICIALLY     COMMON         AFTER
                          BENEFICIALLY   PERCENTAGE       OWNED        STOCK THAT    COMPLETION
                          OWNED THAT     OF NOTES       PRIOR TO        MAY BE           OF
NAME                      MAY BE SOLD    OUTSTANDING   OFFERING(1)      SOLD(2)      OFFERING(3)
----                      -----------    -----------   ------------    --------      -----------
BNP Paribas Equity
  Strategies, SNC         $2,257,000        2.51%         999           279,886          *
CooperNeff
  Convertible
  Strategies
  (Cayman) Master
  Fund, L.P.              $2,522,000        2.80%         --            312,748         --
Lyxor / Convertible
  Arbitrage Fund
  Limited                 $159,000          0.18%         --             19,717         --
McMahan Securities
  Co. L.P.                $30,000           0.03%         --              3,720         --
National Bank of
  Canada                  $3,500,000        3.88%         --            434,028         --
Singlehedge U.S.
  Convertible
  Arbitrage Fund          $238,000          0.26%         --             29,514         --
Sturgeon Limited          $247,000          0.27%         --             30,639         --
Victory Convertible
  Fund                    $250,000          0.28%         --             31,002         --

__________________
*  Less than 1%

(1) Shares in this column do not include shares of common stock issuable upon conversion of the notes as listed in the column to the right.

(2) Assumes conversion of all of the holder's notes at a conversion price of $8.064 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes -- Conversion Rights" in the Prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3) Calculated based on 38,706,600 shares of common stock outstanding as of August 27, 2003, plus the number of shares issuable upon conversion of the notes. Represents the percentage of common stock that will be held by the selling securityholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling securityholders may offer all, some or none of the shares pursuant to this Prospectus Supplement.


                         ------------------------------

        INVESTING IN THE NOTES AND THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF
                          THE ACCOMPANYING PROSPECTUS.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
     ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         -------------------------------

          The date of this Prospectus Supplement is December 31, 2003.